Exhibit 99.1

Ironclad Performance Wear Reports First Quarter 2016 Results

Rebuilding Efforts Drive 10% increase in Net Revenues

FARMERS BRANCH, TX – May 12, 2016 – Ironclad Performance Wear Corporation (ICPW:OTCQB), the recognized leader in high-performance task-specific work gloves, reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Results

The Company reported Net Sales for the first quarter of 2016 of $5.05 million, an increase of 10.5% from the first quarter total of $4.57 million for 2015. The sales increase was primarily attributable to growth in the Company’s industrial and international segments.

The Company recorded significant growth in the industrial segment, attributable to increased business with Grainger and several other distributors. These increases more than offset a decrease in sales to ORR Safety due to the ongoing litigation between the parties.

The Company also recorded significant growth in our international segment as our Australian distributor Performance on Hand’s business improves.

Gross Profit was $1.82 million, or 36.1% of Net Sales in the first quarter of 2016, compared to $1.77 million, or 38.7% of Net Sales in the first quarter of 2015. The decrease in the Gross Margin percentage is primarily attributable to start-up costs in relation to the new Grainger program.

Operating Expenses in the first quarter were $2.14 million or 42.5% of Net Sales, as compared to $1.85 million or 40.5% of Net Sales during the same period last year. The increase in Operating Expense is primarily driven by legal costs, the result of our ongoing litigation with ORR Safety. These expenses, while regrettable, are required to bring to an end the issues between Ironclad and ORR Safety.

Loss from Operations in the first quarter of 2016 was $323,000, or (6.4%) of Net Sales, as compared to a loss of $84,000, or (1.8%) of Net Sales, during the same period in 2015.

Net Loss for the first quarter of 2016 was $358,000, or $0.00 per share, as compared to a loss of $99,000, or $0.00 per share, in the same period last year.

Ironclad’s Chief Executive Officer, Jeffrey Cordes, commented: “In the midst of an extremely difficult industrial market, we are pleased to report a 10% increase in revenues this quarter. Our efforts with Grainger and other distributors are gaining momentum. We were also pleased to see the improving revenue numbers from our international business segment.

We continue to build and expand our business in other segments as well. This quarter we were awarded new placements in the DIY and hardware channels that will take effect in the 2nd half of 2016. Our overseas distributor network is also growing. While the quarter to quarter impact of a very depressed oil and gas market is uncertain, our expansion of segments outside of oil and gas is positioning us on a path to solid growth at Ironclad.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss first quarter 2016 financial results on Thursday, May 12th, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial:

Date: Thursday, May 12, 2016

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Domestic Dial-In Number: (888) 523-1225

International Dial-In Number: (719) 785-1753

Conference ID Number: 4741192

The conference call will be broadcast simultaneously and available for replay at: http://public.viavid.com/index.php?id=119452 and via the landing page of the Company's Website at www.ironclad.com.

Replay Dial-In Numbers:

TOLL-FREE   1-877-870-5176

TOLL/INTERNATIONAL   1-858-384-5517

From:  05/12/16 at 7:30 pm Eastern Time

To:    06/12/16 at 11:59 pm Eastern Time

Replay Pin Number:  4741192

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through June 12, 2016.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia, Middle East and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding expanding our base of retailers and distributors, anticipated sales to customers, and anticipated growth and profitability. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

William Aisenberg, CFO

Bill.Aisenberg@ironclad.com

(972) 996-5664